Pricing Supplement dated March 20, 2020
(To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Underlying Supplement dated August 1, 2019)

Filed Pursuant to Rule 424(b)(2)
Registration No. 333–232144

BARCLAYS

$538,000
AutoCallable Notes due March 23, 2024
Linked to the Least Performing of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF
Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer: Barclays Bank PLC

Denominations: Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date: March 20, 2020

Issue Date: March 27, 2020

Final Valuation Date:* March 20, 2024

Maturity Date:* March 23, 2024

Reference Assets: The S&P 500® Index (the "SPX Index") and the SPDR® S&P® Oil & Gas Exploration & Production ETF (the "XOP Fund"), as set forth in the following table:

Reference Asset	Bloomberg Ticker	Initial Value	Call Value	Barrier Value
SPX Index	SPX <Index>	2,304.92	2,304.92	1,382.95
XOP Fund	XOP UP <Equity>	$8.25	$8.25	$4.95

The SPX Index and the XOP Fund are each referred to herein as a "Reference Asset" and, collectively, as the "Reference Assets."

Automatic Call: The Notes cannot be redeemed for the first year after the Issue Date. If, on (a) any Call Valuation Date prior to the Final Valuation Date, the Closing Value of ***each*** Reference Asset is *greater than or equal to* its Call Value or (b) the Final Valuation Date, the Closing Value of ***each*** Reference Asset is *greater than or equal to* its Barrier Value, the Notes will be automatically redeemed for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity: If the Notes are not redeemed on any of the first three Call Valuation Dates, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

- If the Final Value of the Least Performing Reference Asset is *greater than* or *equal to* its Barrier Value, the Notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date
- If the Final Value of the Least Performing Reference Asset is *less than* its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes at maturity.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of the Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS–4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See "Consent to U.K. Bail-in Power" and "Selected Risk Considerations" in this pricing supplement and "Risk Factors" in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power: Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See "Consent to U.K. Bail-in Power" on page PS–4 of this pricing supplement.

[*Terms of the Notes Continue on the Next Page*]

	Initial Issue Price(1)(2)	Price to Public	Agent's Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.70%	97.30%
Total	$538,000	$538,000	$14,526	$523,474

(1) Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $973.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2) Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $860.20 per Note. The estimated value is less than the initial issue price of the Notes. See "Additional Information Regarding Our Estimated Value of the Notes" on page PS–5 of this pricing supplement.

(3) Barclays Capital Inc. will receive commissions from the Issuer of $27.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Barclays Capital Inc. will pay from these commissions a structuring fee of $4.00 per $1,000 principal amount Note, and fees for other distribution related services of $3.00 per $1,000 principal amount Note, to other broker-dealers participating in the distribution of the Notes.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S–7 of the prospectus supplement and "Selected Risk Considerations" beginning on page PS–11 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued Call Valuation Dates:* Call Settlement Date: March 22, 2021, March 21, 2022, March 20, 2023 and the Final Valuation Date The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the Call Settlement Date with respect to the Final Valuation Date will be the Maturity Date With respect to a Call Valuation Date, an amount calculated as follows: (a) Periodic Call Premium multiplied by (b) n, where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated $250.00 per $1,000 principal amount Note or 25.00% of the principal amount per Note (based on 25.00% per annum rate) With respect to each Reference Asset, its Closing Value on the Initial Valuation Date, as set forth in the table above With respect to each Reference Asset, 100.00% of its Initial Value (rounded to two decimal places), as set forth in the table above With respect to each Reference Asset, 60.00% of its Initial Value (rounded to two decimal places), as set forth in the table above With respect to each Reference Asset, its Closing Value on the Final Valuation Date For every $1,000 principal amount Note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs With respect to each Reference Asset, an amount calculated as follows: Final Value – Initial Value Call Premium: Periodic Call Premium: Initial Value: Call Value: Barrier Value: Final Value: Redemption Price: Reference Asset Return: Initial Value The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above Least Performing Reference Asset: Closing Value: All references in this pricing supplement to the Closing Value of the SPX Index mean the closing level of the SPX Index, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the XOP Fund mean the closing price of one share of the XOP Fund, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement. Barclays Bank PLC 06747PFA2 / US06747PFA21 Calculation Agent: CUSIP / ISIN: * Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement PS–2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):  Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm Prospectus Supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2 -prosupp.htm   Underlying Supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2 -underlying.htm Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC. PS–3

CONSENT TO U.K. BAIL-IN POWER Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entit y. The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendme nt of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become p ayable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement. PS–4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, whic h may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our ex isting obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market. Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes. Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the second ary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondar y market but it is not obligated to do so. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the N otes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted. We urge you to read the “Selected Risk Considerations” beginning on page PS–11 of this pricing supplement. PS–5

SELECTED PURCHASE CONSIDERATIONS The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:   You do not seek an investment that produces fixed periodic interest or coupon payments or other sources of current income. You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the applicable Call Premium. You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset. You do not anticipate that the Final Value of any Reference Asset will fall below its Barrier Value and you are willing to accept the risk that, if it does, you will lose some or all of the principal amount of your Notes. You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure. You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset. You understand and accept the risk that, if the Notes are not redeemed, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets. You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield. You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Assets. You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed. You are willing and able to assume our credit risk for all payments on the Notes. You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.            The Notes may not be a suitable investment for you if any of the following statements are true:   You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income. You do not anticipate either that an Automatic Call will occur or, if an Automatic Call does not occur, that the Final Value of each Reference Asset will be greater than its Barrier Value. You seek uncapped exposure to any positive performance of the Reference Assets. You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value. You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset. You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets. You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to earn no positive return and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset. You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity. You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure. You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets. You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed. You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings. You are unwilling or unable to assume our credit risk for all payments on the Notes. You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.             You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objective s and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the PS–6

Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment. ADDITIONAL TERMS OF THE NOTES The Call Valuation Dates (including the Final Valuation Date) and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-traded Fund That Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement. In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” and “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in each case in the accompanying prospectus supplement. PS–7

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following examples demonstrate the hypothetical total return upon an Automatic Call under various circumstances. The "total return," as used in these examples, is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes.

Example 1: **The Notes are redeemed on the first Call Valuation Date**.

Call Valuation Date	Is the Closing Value of Any Reference Asset Less Than its Call Value?	Are the Notes Redeemed?	Redemption Price (per $1,000 principal amount Note)
1	No	Yes	$1,250.000

Because the Closing Value of each Reference Asset on the first Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the first Call Valuation Date is calculated as follows:

$$\text{Call Premium} = \text{(a) Periodic Call Premium } \textit{multiplied by} \text{ (b) } n$$
$$\$250.00 \times 1 = \$250.00$$

Accordingly, the Redemption Price with respect to the first Call Valuation Date is $1,250.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 25.00%.

Example 2: **The Notes are redeemed on the third Call Valuation Date**.

Call Valuation Date	Is the Closing Value of Any Reference Asset Less Than its Call Value?	Are the Notes Redeemed?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	No	Yes	$1,750.00

Because the Closing Value of *each* Reference Asset on the third Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the third Call Valuation Date is calculated as follows:

$$\text{Call Premium} = \text{(a) Periodic Call Premium } \textit{multiplied by} \text{ (b) } n$$
$$\$250.00 \times 3 = \$750.00$$

Accordingly, the Redemption Price with respect to the third Call Valuation Date is $1,750.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 75.00%.

Example 3: **The Notes are redeemed on the final Call Valuation Date** (**the Final Valuation Date**).

Call Valuation Date	Is the Closing Value of Any Reference Asset Less Than its Call Value Or Barrier Value, As Applicable?	Are the Notes Redeemed?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2-3	With respect to each Call Valuation Date, Yes	With respect to each Call Valuation Date, No	N/A
4	No	Yes	$2,000.00

Because the Closing Value of each Reference Asset on the final Call Valuation Date (the Final Valuation Date) is greater than or equal to its Barrier Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date (which will be the Maturity Date).

The Call Premium with respect to the fourth Call Valuation Date is calculated as follows:

$$\text{Call Premium} = \text{(a) Periodic Call Premium } \textit{multiplied by} \text{ (b) } n$$
$$\$250.00 \times 4 = \$1,000.00$$

Accordingly, the Redemption Price with respect to the final Call Valuation Date is $2,000.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date (which will be the Maturity Date) and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 100.00%.

PS-8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The "total return" as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

- *Hypothetical* Initial Value of each Reference Asset: 100.00*
- *Hypothetical* Barrier Value for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Value set forth above)*
- The Notes are NOT redeemed on any of the first three Call Valuation Dates.

* The ***hypothetical*** Initial Value of 100.00 and the ***hypothetical*** Barrier Value of 60.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value		Reference Asset Return				
SPX Index	**XOP Fund**	**SPX Index**	**XOP Fund**	**Reference Asset Return of the Least Performing Reference Asset**	**Payment at Maturity****	**Total Return on the Notes**
150.00	165.00	50.00%	65.00%	50.00%	$2,000.00	100.00%
140.00	155.00	40.00%	55.00%	40.00%	$2,000.00	100.00%
160.00	130.00	60.00%	30.00%	30.00%	$2,000.00	100.00%
120.00	150.00	20.00%	50.00%	20.00%	$2,000.00	100.00%
110.00	135.00	10.00%	35.00%	10.00%	$2,000.00	100.00%
105.00	100.00	5.00%	0.00%	0.00%	$2,000.00	100.00%
90.00	105.00	-10.00%	5.00%	-10.00%	$2,000.00	100.00%
120.00	80.00	20.00%	-20.00%	-20.00%	$2,000.00	100.00%
140.00	70.00	40.00%	-30.00%	-30.00%	$2,000.00	100.00%
60.00	105.00	-40.00%	5.00%	-40.00%	$2,000.00	100.00%
50.00	60.00	-50.00%	-40.00%	-50.00%	$500.00	-50.00%
135.00	40.00	35.00%	-60.00%	-60.00%	$400.00	-60.00%
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00	-70.00%
20.00	90.00	-80.00%	-10.00%	-80.00%	$200.00	-80.00%
10.00	35.00	-90.00%	-65.00%	-90.00%	$100.00	-90.00%
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00	-100.00%

** per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of the SPX Index is 120.00 and the Final Value of the XOP Fund is 150.00.

Because the SPX Index has the lowest Reference Asset Return, the SPX Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $2,000.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 100.00%, the maximum possible return on the Notes.

Example 2: The Final Value of the SPX Index is 120.00 and the Final Value of the XOP Fund is 80.00.

Because the XOP Fund has the lowest Reference Asset Return, the XOP Fund is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $2,000.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 100.00%, the maximum possible return on the Notes.

Example 3: The Final Value of the SPX Index is 135.00 and the Final Value of the XOP Fund is 40.00.

Because the XOP Fund has the lowest Reference Asset Return, the XOP Fund is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, the Notes are not subject to an Automatic Call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$$\$1,000 + [\$1,000 \times \text{Reference Asset Return of the Least Performing Reference Asset}]$$
$$\$1,000 + [\$1,000 \times -60.00\%] = \$400.00$$

The total return on investment of the Notes is -60.00%.

PS-9

Example 3 demonstrates that if the Notes are not redeemed, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset. If the Notes are not redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. PS–10

SELECTED RISK CONSIDERATIONS An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.  Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes. Potential Return is Limited to the Call Premium, if Any and You Will Not Participate in Any Appreciation of Any Reference Asset—You will earn a positive return only if an Automatic Call occurs. Any positive return on the Notes will be limited to the Call Premium applicable to the relevant Call Valuation Date. You will not participate in any appreciation of any Reference Asset above the return represented by the applicable Call Premium, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Reference Asset if the Notes are not redeemed and the Final Value of the Least Performing Reference Asset is less than its Barrier Value. You Are Exposed to the Market Risk of Each Reference Asset—Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a positive return on your Notes at maturity, the Final Value of each Reference Asset must be greater than or equal to its Barrier Value. In addition, if the Notes have not been redeemed prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset. Early Redemption and Reinvestment Risk—While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive the Call Premium could be as short as approximately one year. The Redemption Price that you would receive on a Call Settlement Date may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed p rior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold. If the Notes Are Not Redeemed, the Payment at Maturity, If Any, is Based Solely on the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—If the Notes are not redeemed prior to scheduled maturity, the Final Value of any Reference Asset will be based solely on its Closing Value on the Final Valuation Date, and your payment at maturity, if any, will be determined based solely on the performance of the Least Performing Reference Asset. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes, if any, may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop. If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will lose some or all of the principal amount of your Notes. Your losses will not be offset in any way by virtue of the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset. Credit of Issuer—The Notes are unsecured unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes. You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exe rcise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this PS–11 pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement. Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption—You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below. Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which the Reference Assets Provide Exposure—The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which the Reference Assets provide exposure. As a holder of the Notes, you will not have voting rights or right s to receive dividends or other distributions or any other rights that holders of the Reference Assets or any securities to which the Reference Assets provide exposure may have. Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset. The SPX Index Reflects the Price Return of the Securities Composing the SPX Index, Not the Total Return—The return on the Notes is based in part on the performance of the SPX Index, which reflects changes in the market prices of the securities composing the SPX Index. The SPX Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the SPX Index. Accordingly, the return on the Notes will not include such a total return feature. Adjustments to the SPX Index Could Adversely Affect the Value of the Notes—The sponsor of the SPX Index may add, delete, substitute or adjust the securities composing the SPX Index or make other methodological changes to the SPX Index that could affect its value. The Calculation Agent will calculate the value to be used as the Closing Value of the SPX Index in the event of certain material changes in or modifications to the SPX Index. In addition, the sponsor of the SPX Index may also discontinue or suspend calculation or publication of the SPX Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the SPX Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the SPX Index. Any of these actions could adversely affect the value of the SPX Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement. Certain Features of the Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the XOP Fund will not fully replicate the performance of the its Underlying Index (as defined below), and the XOP Fund may hold securities not included in the Underlying Index. The value of the XOP Fund is subject to:       Management risk. This is the risk that the investment strategy for the XOP Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. However, the XOP Fund is not actively managed and the investment adviser of the XOP Fund will generally not attempt to take defensive positions in declining markets. Derivatives risk. The XOP Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the XOP Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the XOP Fund invested only in conventional securities. Transaction costs and fees. Unlike the Underlying Index, the XOP Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index. o o o Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the XOP Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the XOP Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the XOP Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the XOP Fund and the liquidity of the XOP Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the XOP Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the XOP Fund. As a result, under these circumstances, the market value of the XOP Fund may vary substantially from the net asset value per share of the XOP Fund. Because the Notes are linked to the performance of the XOP Fund and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index. PS–12

 Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the XOP Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the XOP Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement. Adjustments to the XOP Fund or the Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser to the XOP Fund may add, delete or substitute the component securities held by the XOP Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the XOP Fund are delisted or if the XOP Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the XOP Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the XOP Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement. The Notes Are Subject to Risks Associated with the Oil and Gas Industry—All or substantially all of the equity securities held by the XOP Fund are issued by companies whose primary business is associated with the exploration and production of o il and gas. As a result, the value of the Notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oi l and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including: worldwide and domestic supplies of, and demand for, crude oil and natural gas; the cost of exploring for, developi ng, producing, refining and marketing crude oil and natural gas; consumer confidence; changes in weather patterns and climatic changes; the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels; the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; the p rice and availability of alternative and competing fuels; domestic and foreign governmental regulations and taxes; employment levels and job growth; and general economic conditions worldwide. These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the securities held by the XOP Fund decline during the term of the Notes. For example, the XOP Fund suffered significant negative performance in 2017 and 2019 while the broader U.S. equities markets achieved positive returns for the same period. The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations und er the Notes, and estimated development and other costs which we may incur in connection with the Notes. The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models. The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as PS–13 market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your N otes, and any sale prior to the Maturity Date could result in a substantial loss to you. The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements , if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adver se to your interests as an investor in the Notes. In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the acco unt of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and product s. These financial instruments and products may include securities, derivative instruments or assets that may relate to each Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes. In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Assets, including determining whether a market disruption event has occurred or whether certain adjustments to the Reference Assets or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondar y market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity. The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “— Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences     PS–14

arising under the laws of any state, local or non-U.S. taxing jurisdiction. Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:  the market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any; correlation (or lack of correlation) of the Reference Assets; the time to maturity of the Notes; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the Notes; and our creditworthiness, including actual or anticipated downgrades in our credit ratings. o o o o o o o PS–15

INFORMATION REGARDING THE REFERENCE ASSETS S&P 500® Index The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, please see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement. Historical Performance of the SPX Index The graph below sets forth the historical performance of the SPX Index based on the daily Closing Value from January 2, 2015 through March 20, 2020. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. Historical Performance of the S&P 500® Index PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS PS–16

SPDR® S&P® Oil & Gas Exploration & Production ETF According to publicly available information, the XOP Fund is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Oil & Gas Exploration & Production Select Industry Index (with respect to the XOP Fund, its Underlying Index). The S&P® Oil & Gas Exploration & Production Select Industry Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries of the S&P Total Market Index: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. For more information about the XOP Fund, see “Exchange-Traded Funds—The SPDR Industry ETFs” in the accompanying underlying supplement. Historical Performance of the XOP Fund The graph below sets forth the historical performance of the XOP Fund based on the daily Closing Value from January 2, 2015 through March 20, 2020. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. Historical Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS PS–17

TAX CONSIDERATIONS You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combinatio n with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Assets. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and a dversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. fed eral income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whet her to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of r elated topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes. PS–18

SUPPLEMENTAL PLAN OF DISTRIBUTION We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken. In addition, the Agent paid (and has been reimbursed by the Issuer for) any additional structuring fees and other distribution related fees, as may be described on the cover of this pricing supplement. VALIDITY OF THE NOTES In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental acti ons or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 14, 2019, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 14, 2019, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authen tication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 14, 2019, which has been filed as an exhibit to the report on Form 6-K referred to above. PS–19